GENERAL AGENCY AGREEMENT

AGREEMENT      between      ____________________________________________________
(Broker/Dealer) and ________________________________________________ (Life Agent
or Agency) hereinafter taken together and referred to as "General Agent" and USAllianz Investor Services, LLC ("USAZ").

WITNESSETH:

WHEREAS, General Agent is itself, or is affiliated with an entity which is registered as a broker-dealer with the Securities and Exchange Commission (the "SEC") and which is a member of the National Association of Securities Dealers, Inc. (the "NASD") and is also duly licensed as a life insurance a gency under the insurance laws of the various states in which it operates; and

WHEREAS, USAZ has been authorized by Allianz Life Insurance Company Of North America and Preferred Life Insurance Company Of New York (hereinafter collectively referred to as "Life Company" to obtain and appoint general agents of Life Company to solicit for and sell those certain variable insurance policies (the "Policies") which are described on the Commission Schedule which is attached hereto and incorporated herein; and

WHEREAS, the parties desire General Agent to solicit for and sell the Policies; NOW, THEREFORE, in consideration of the premises and the mutual covenants and undertakings herein set forth, the parties hereby agree as follows:

1.APPOINTMENT
General Agent is hereby appointed as a general agent of Life Company for the sale of the Policies in those states where General Agent is duly licensed to do so and in those states where Life Company is authorized to sell such Products. General Agent shall have no exclusive territory for the sale of the Policies. USAZ shall inform General Agent of those jurisdictions in which the Policies may be lawfully sold.

2.AUTHORITY TO SOLICIT AND SELL
General Agent shall have the authority, pursuant to the rules and regulations of Life Company and USAZ to solicit sales of the Policies, obtain completed applications therefor and accept premiums paid thereon. All applications for the Policies shall be on forms duly authorized by Life Company in acc ordance with the insurance laws and regulations of the various states in which such Policies are sold. All such applications and premiums shall be promptly remitted to USAZ or to Life Company in accordance with the rules and regulations of USAZ and Life Company applicable to such transactions. Premiu ms are received in fiduciary capacity by General Agent for USAZ or Life Company and remittance shall not exceed 30 days.

No solicitation for a Policy shall be made by any person associated with General Agent unless and until such person has been duly appointed as an agent of Life Company in accordance with applicable insurance laws and regulations. General Agent is not authorized to solicit for the sale of the Polici es in any jurisdiction where such product is not duly authorized to be sold.

3.AUTHORITY TO RECOMMEND APPOINTMENT OF AGENTS
General Agent is authorized to recommend to USAZ those persons associated with General Agent who are to be appointed as agents of Life Company and who are to be authorized to solicit for the sale of the Policies in accordance herewith. USAZ shall have absolute discretion to accept or reject such reco mmendation for the appointment of any such person as an agent for the sale of the Policies.USAZ shall also have the absolute right to terminate any such person as an agent of Life Company.

4.TRAINING, COMPLIANCE AND LICENSING
General Agent shall have the sole responsibility for the training and supervision of all persons appointed as agents hereunder. General Agent and all persons associated with General Agent shall, in the solicitation and sale of the Policies, comply with all written procedures, rules and regulations of USAZ or Life Company applicable thereto. General Agent and all persons associated with General Agent shall use only those sales, advertising and promotional materials which have been approved in writing by USAZ.

General Agent shall have the responsibility for compliance with all laws, rules and regulations applicable to the solicitation and sale of the Policies by General Agent and by all persons associated with General Agent. General Agent shall indemnify and hold USAZ and Life Company harmless from any li ability (including but not limited to costs of defense and attorney's fees) arising from any act or omission of General Agent or of any affiliate of General Agent, or of any officer, director, employee of General Agent or of sales persons associated with General Agent.

General Agent, its affiliates, its officers, directors, employees, and sales personnel, shall obtain and maintain all licenses, registrations, and appointments required by any law, regulation, or other requirement of the SEC, the NASD, or of any jurisdiction where the Policies are to be sold.

5.COMPENSATION
General Agent shall receive commissions on premiums on all Policies issued as a result of applications obtained by it and accepted by Life Company. Commissions payable hereunder are specified in the Commission Schedule which is attached hereto and incorporated herein. Such Commission Schedule may b e amended or modified at any time by USAZ without notice. Any such amendment or modification shall apply only to applications for Policies which are obtained by General Agent after the date of such modification or amendment.

In the event an application or premium payment is rejected by USAZ or Life Company or if a premium is refunded to a purchaser and General Agent has received compensation on the amount so rejected or refunded, General Agent shall promptly repay such compensation to USAZ.Also, repayment of commission may apply to surrenders within twelve months of premium payment. Such commission repayments are specified in the Commission Schedule. If such repayment is not promptly made, USAZ may, at its option, deduct such amount from any future payments due General Agent or may otherwise institute proceedings against General Agent to recover such amounts.

6.AFFILIATED ENTITY
In the event General Agent utilizes an affiliated entity to satisfy broker-dealer requirements pursuant to permission granted by a no-action letter issued by the SEC, such affiliated broker-dealer shall countersign this Agreement and shall be duly bound hereby.

7.ENTIRE AGREEMENT
This Agreement is the complete and exclusive statement of the agreement between the parties as to the subject matter hereof which supersedes all proposals or agreements, oral or written, and all other communications or letters of intent between the parties related to the subject matter of this Agre ement.

8.MODIFICATION OF AGREEMENT
This Agreement can only be modified by a written agreement duly signed by the persons authorized to sign agreements on behalf of the parties. Variance from the terms or conditions of this Agreement or any order or other written notifications will be of no effect.

9.SEPARABILITY OF PROVISIONS
If any provision or provisions of this Agreement shall be held to be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or be impaired thereby.

10.ASSIGNMENT
This Agreement and the rights, duties, and obligations of the parties hereto shall not be assignable by either party hereto without the prior written consent of the other, and any purported assignment shall be void.

11.WAIVER
No waiver by either party of any default by the other in the performance of any promise, term, or condition of this Agreement shall be construed to be a waiver by such party of any other or subsequent default in performance of the same or any other covenant, promise, term, or condition hereof. No p rior transactions or dealings between the parties shall be deemed to establish any custom or usage waiving or modifying any provision hereof.

12.NOTIFICATION OF CLAIMS, DEMANDS, OR ACTIONS
Each party hereto shall promptly notify the other in writing of any claims, demands, or actions having any bearing on this Agreement.

13.PERFORMANCE IN ACCORDANCE WITH LAW
Each party agrees to perform its obligation hereunder in accordance with all applicable laws, rules, and regulations now or hereafter in effect.

14.BINDING AGREEMENT
This Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors, and permitted assigns.

15.ACTS BEYOND THE CONTROL OF THE PARTIES
No liability shall result to either party, nor shall either party be deemed to be in default hereunder, as a result of delay in its performance or from its non-performance hereunder caused by circumstances beyond its control, including but not limited to: act of God, act of war, riot, epidemic, fir e, flood, or other disaster, or act of government. Nevertheless, the party shall be required to be diligent in attempting to remove such cause or causes.

16.RELATIONSHIP OF THE PARTIES
Each of the parties will act as an independent contractor under the terms of this Agreement and neither is now, or in the future, an agent, or a legal representative of the other for any purposes. Neither party has any right or authority to supervise or control the activities of the other party's e mployees in connection with the performance of this Agreement or to assign or create any application of any kind, express, or implied, on behalf of the other party or to bind it in any way, to accept any services of process upon it or to receive any notice of any nature whatsoever on its behalf.

17.ARBITRATION
Any controversy relating to this Agreement shall be determined by arbitration in the City of Minneapolis, Minnesota, in accordance with the Commercial Arbitration Rules of the American Arbitration Association. All parties agree to be bound by the results of this arbitration; judgment upon the aware so rendered may be entered and enforced in any court of competent jurisdiction.

18.TERMINATION This agreement shall automatically terminate upon breach by either party or any of the terms and conditions hereof, or upon the dissolution, bankruptcy, or insolvency of either party. This Agreement may be terminated by either party at any time upon written notice. Termination shall not affect Ge neral Agent's right to any compensation earned on premiums received and accepted by Life Company prior to the effective date of such termination.

19.GOVERNING LAW
This Agreement shall be governed by and interpreted in accordance with the laws of the State of Minnesota.

20.CAPTIONS
Captions contained in this Agreement are for reference purposes only and do not constitute part of this Agreement.

21.NOTICE
All notices which are required to be given or submitted pursuant to this Agreement shall be in writing and shall be deemed given when deposited with the United States Postal Service, postage prepaid, registered or certified mail, return receipt requested, to the last address of record of the party being notified which is maintained by the other party in the ordinary course of business.

IN WITNESS WHEREOF, the parties have executed this Agreement in Minneapolis, Minnesota on _______________________, _____.


                                 GENERAL AGENT:

                                 -------------------------------------------
                                 Name of Broker Dealer

                                 By ________________________________________

                                 -------------------------------------------
                                 Print Name and Title

                                 -------------------------------------------
                                 Name of Life Agent of Agency

                                 By ________________________________________

                                 -------------------------------------------
                                 Name and Title

USAllianz Investor Services, LLC
1750 Hennepin Avenue
Minneapolis, MN  55403-2195

By _____________________________

--------------------------------
Name and Title